EXHIBIT 10.5

                         CALIFORNIA BUSINESS ASSOCIATES
                           332 Pine Street, Suite 506
                             San Francisco, CA 94104
                       Tel. 415.834.0800.Fax 415.834.0805

BUSINESS OPPORTUNITY CONTRACT AND DEPOSIT RECEIPT

Received from Dr. Victor Nguyen the deposit sum of $10,000 paid to California Business Associates Trust Account toward the purchase of equipment, fixtures, lease rights, leasehold improvements, covenant not to compete, equipment licenses, software licenses, goodwill, Internet domain name, and business name (as noted below) for the Business doing business (dba):

Twirlme (also Twirlme.com) located at 1012 Valencia St, City of San Francisco, County of San Francisco, California, on the following terms:

PURCHASE PRICE:  Eighty Thousand Dollars ($80,000) all cash payable as follows:

$10,000    Deposit above
$30,000    Due 10 days following the date of this contract
$40,000    Due before close of escrow (COE)

CONTINGENCIES/CONDITIONS AND ALL OTHER TERMS:

1. Allocation of purchase price shall be:

Fixtures, Equipment, and software
Licenses                              $26,500 (see schedule A below)
Leasehold improvements                n/a
Lease value                           n/a
Domain Name (Twirlme.com)             $1,000
Covenant Not to Compete               $4,000
Goodwill                              $48,500

2. Sellers agree to refrain from carrying on the same, or similar business for a period of two years from COE within a 2,000 mile radius of San Francisco. Same or similar business means the selling of web development or e-commerce development to the crafts industry.

3. Byuer is authorized to use the names: "Twirlme" and "Twirlme.com".

4. Buyer shall review financial statements, accounting reports and ledgers, business operations (sales) and inspect premises, fixtures and equipment of the business during a period of up to ten (10) business days from acceptance. Included in this review, Buyer to review all equipment leases, if any. These contingencies shall be automatically removed unless Buyer notes to the contrary in writing to Sellers via Broker within 10 days of this offer.

5. Sellers to terminate their own lease with the Landlord. Buyer to enter a new lease agreement with the Landlord. Buyer will make their own rental agreement with Landlord before close of escrow. Sellers will arrange for a meeting or conference call wit the Landlord and Buyer for this purpose.

6. Buyer to review, accept and obtain an assignment of the lease for the Internet
Server used to host clients of the Business. Prepaid lease payments and deposits, if any, to be reimbursed by Buyer to Sellers as of COE. (Monthly server lease payments are approximately $900 per month)

REPRESENTATIONS: Sellers represent as follow: (1) Sellers have all permits and authority necessary to legally conduct the Business and which upon transfer will permit Buyer to legally conduct the Business in the same manner. (2) There are no claims or legal actions pending which would affect the Business or assets.
(3) The written financial information provided to Buyer fairly represent the Business' financial condition and the results of its operations for the period covered. This information consist of a four page memo from Broker dated March 1, 2000 (containing Twirlme Account Summary, Twirlme Financials Recast 1999m and Twirlme Equipment), and updated Twirlme Account Summary that shows clients names delivered to Buyer via email on March 4, 2000. (4) All assets are free from any liens and encumbrances and are in good and operable condition. Sellers warrant that these representations are true and hold Buyer and Broker harmless for any damage resulting from their falsity. This warranty shall be true through and shall survive close of escrow.

RESPONSIBILITIES FOR TRANSITION: Sellers are to use their best effort to assist and cooperate with Buyer in the transfer of all customer account relationships of the Business.

Sellers are also to use their best effort to reveal and explain, to Buyer's reasonable satisfaction, all existing active website related applications and application architecture built and supported by the Business and owned by the Business clients and which are currently hosted for a fee paid to Sellers on Sellers' or the Business clients own server. Buyer to provide staff who are competent and trained in basic Internet systems to interface with Sellers for the purpose mentioned here. (Sellers will not be expected to train Buyer on basic operation systems such as Linux, or applications and software including PHP, MySQL, Apache, Minivend, Intershop and other licensed or open source applications or graphic development tools).

Buyer understands that Sellers have accepted full-time employment with another company and will have limited time available. Nevertheless Sellers agree to provide after hours support, as necessary, for two months after close of escrow. After the expiration of that two month period, Sellers agree to continue to respond to basic information queries (by email) about client accounts or technical support, or any Business related emergency requests (by telephone or by email) of the Buyer for another two month period. Sellers and Buyer understand that it may not be practical to agree in detail their performance following the close of escrow. However, they agree that their intent is to cooperate and to take reasonable actions necessary for a smooth transition from Sellers to Buyer of the knowledge of Business operations (which existed at close of escrow), and to avoid damage to the client relationship of the Business.

Sellers understand that Buyer is relying on the Business employee (or contractor) Rick Gann continuing to work full-time for approximately three months for the Business after close of escrow at an hourly rate appropriate for his skills in the San Francisco labor marketplace. Sellers do not guarantee under this agreement that Rick Gann will continue to work for Buyers for any period of time. Sellers only represent that they have questioned Rick Gann and that he has stated to them his sincere intention to work full-time for Buyer for three months and possibly longer.

ESCROW: The purchase price and closing adjustments shall be paid through an escrow holder approved by both Sellers and Buyer. Separate escrow instructions may be executed by the parties and the escrow holder regarding the administration and closing of the escrow. Both parties shall cooperate with escrow holder in the execution of any documents necessary to complete the transfer of this Business. Closing shall take place as soon as practical and prudent after acceptance of this offer.

TAXES AND EXPENSES: Utilities, personal property taxes, insurance and rent shall be prorated to COE. Sellers shall be responsible for all obligations of the Business incurred prior to COE, and shall hold Buyer harmless therefrom except as otherwise herein provide. Buyer shall pay any transfer taxes or issue fees for permits and licenses. Escrow fees shall be paid equally by Buyer and Sellers. Sellers shall hold Buyer harmless from any liability to the Employment Development Department or taxing agencies arising from operation of the Business prior to the change of possession. Buyers shall hold harmless and indemnify Sellers for Employment and Development Department and all federal and state taxing agencies for all claims and taxes arising from the sale of the business and all business activities occurring after the closing of the sale escrow.

OTHER AGREEMENTS: Unless and until closing takes place, all date and information of Seller will be held in strict confidence by Buyer and Buyer will not use said information and data at any time to the detriment of Seller. Buyer indemnifies and holds Seller harmless against all claims, losses, expenses, costs and obligations and liabilities which Seller may incur by reason of Buyer's failure to perform under this agreement, or of any agreement for which Buyer has assumed the duties and obligations of Seller.

This agreement constitutes the entire agreement between the Buyer and Seller pertaining to this sale and supercedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification or amendment of this agreement will be binding unless sin writing and signed by the party to be changed. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its applicable Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In any action or legal proceeding to enforce any part of this Agreement, the prevailing party shall recover reasonable attorney fees and court costs.

CONCLUSIONS: This agreement shall inure to the benefit of and be binding upon the parties and their successors. California Business Associates is authorized to hold any deposit check uncashed until acceptance, then deposit it plus any incremental deposits in their trust or escrow account. In the event there is no acceptance of this offer, Broker shall return deposit check, if any, to Buyer. Buyer acknowledges receipt of a copy of this agreement.

TIME: Time is of the essence of this agreement. This offer to expire on March 11, 2000 at 5:00 pm PST.

THIS IS A LEGALLY BINDING DOCUMENT. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND IT, CONSULT AN ATTORNEY. CALIFORNIA BUSINESS ASSOCIATES IS NOT AUTHORIZED TO GIVE LEGAL OR TAX ADVICE.

I agree to purchase the above described Business on the above terms and conditions as well as on the conditions noted below under COMMISSION in the event I rescind or default on the contract.

Executed on (date):  March 7, 2000          at (place):  Long Beach, California

/s/
Buyer:  Authorized Agent of Bentley Communications


/s/
Agent for California Business Associates

ACCEPTANCE BY SELLERS

We agree to sell the above described Business on the above terms and conditions herein specified. We warrant that we are the owners of the above described Business assets and have the legal right to sell it.

COMMISSION: We hereby irrevocably agree to pay California Business Associates the Broker in the transaction, Ten (10) percent of the sale price for services rendered or a minimum commission of $8,000 whichever is greater. In the event Purchaser defaults and fails to complete the sale, Broker shall be entitled to receive one half of the purchaser's deposit, but not more than the commission earned, without prejudice to Broker's right to recover the balance of the commission from Purchaser. The mutual recission of this agreement by Purchaser and Sellers shall not relieve these parties of their commission obligations to Broker as stated herein. If suit is brought against Broker relating to this agreement or any other agreement relation to this Business, Broker shall be compensated for any attorney fees or costs associated with a prevailing action by Brokder.

The undersigned Sellers hereby accept this offer.

/s/ Margot Winters
------------------
Seller:  Margot Winters

/s/ Matthew Brown
-----------------
Seller:  Matthew Brown

Date:  March 7, 2000

The undersigned Purchaser hereby acknowledges receipt of a copy of the accepted agreement.


/s/
Purchaser

Date:  March 7, 2000


                                   SCHEDULE A

Software:      Intershop Developer's Edition - 12 license copy           $15,000
               Stronghold (Secure Server Application)                        800

Hardware:      3 Dell Windows '98 systems purchased within the past        7,000
               Few months
               1 Windows '98 system purchased in '98                         500

               1 Linux OS box and monitor                                    400

               Network Hub and Network cables                                100

               Power MAC 7500, monitor & scanner                             700

Misc:          Sales Materials (brochures, signs, etc.)                    1,000

               Phone, Fax, Etc.                                              200

               Desks, Cabinets, Chairs, Etc.                                 800

Asset Value                                                              $26,500